Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 26, 2014, with respect to the consolidated financial statements of Appia, Inc. as of December 31, 2013 and 2012 and for the years then ended. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digital Turbine, Inc. on Form S-8 (File No. 333-193022) and on Form S-3 (File No. 333-190943).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 18, 2015